Exhibit 16.2


August 21, 2002

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Developed Technology Resource, Inc. and, under the date of March 27, 2002, we reported on the consolidated financial statements of Developed Technology Resource, Inc. as of and for the years ended December 31, 2001 and 2000. On June 27, 2002, we resigned. We have read Developed Technology Resource, Inc.'s statements included under Item 4 of its Form 8-K dated June 27, 2002, and we agree with such statements except we are not in a position to agree or disagree with Developed Technology Resources, Inc.'s statement that (i) the resignation was not sought, recommended or approved by the Audit Committee or Board of Directors of the Company or (ii) on August 12, 2002, Developed Technology Resource, Inc. engaged Gallogly, Fernandez and Riley, LLP and has not consulted with Gallogly, Fernandez and Riley, LLP regarding the application of accounting principles to a specific or contemplated transaction, regarding the type of opinion that might be rendered on Developed Technology Resource, Inc.'s financial statements, or regarding any other matter.

Very truly yours,

(Signed) KPMG LLP